Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Advaxis, Inc. on Form S-8 of our report dated December 20, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Advaxis, Inc. as of October 31, 2019 and 2018 and for each of the two years in the period ended October 31, 2019 appearing in the Annual Report on Form 10-K of Advaxis, Inc. for the year ended October 31, 2019.

/s/ Marcum llp

Marcum llp
New York, NY
June 26, 2020